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         FOR IMMEDIATE RELEASE
         ---------------------



         SHELBOURNE PROPERTIES II, INC. ANNOUNCE RALEIGH, NORTH CAROLINA
                                 PROPERTY SOLD


         BOSTON, MASSACHUSETTS, December 23, 2002 -- Shelbourne Properties II, Inc. (AMEX: HXE) is pleased to announce that it sold its property located in Raleigh, North Carolina commonly referred to as Sutton Square for a purchase price of $16,750,000. After satisfying the debt encumbering the property, closing adjustments and other closing costs, net proceeds were approximately $10,000,000.

         The Board of Directors and Shareholders of Shelbourne Properties II, Inc. have previously approved a plan of liquidation for Shelbourne Properties II, Inc. For additional information concerning the proposed liquidation including information relating to the properties being sold please contact Andy Feinberg at (617) 570-4620 or John Driscoll at (617) 570-4609.